Exhibit 99.4

UPC POLSKA, LLC ANNOUNCES CONFIRMATION BY BANKRUPTCY COURT OF COMPANY’S CHAPTER 11 PLAN OF REORGANIZATION

January 23, 2004 – In connection with its ongoing recapitalization, UPC Polska, LLC (“UPC Polska”) today announces that the U.S. Bankruptcy Court yesterday confirmed the company’s Chapter 11 Plan of Reorganization.  All classes allowed to vote, voted in favor including: Class 3 (UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims)) USD274,859,246.00, representing 78.56% of the amount voted; Class 4 (Telecom Owned UPC Polska Note Claims, Belmarken Note Claims, Telecom Pari Passu Note Claims and Affiliate Indebtedness Claims) USD563,963,048.69, representing 100% of the amount voted; Class 5 (General Unsecured Claims) USD15,323,889.80, representing 70.41% of the amount voted.

The Plan provides that third-party noteholders will receive a total of USD80.0 million in cash, USD100.0 million in new 9.0% UPC Polska notes due 2007, and a number of shares of common stock of UnitedGlobalCom, Inc. (“UGC”), an indirect parent of the Company, worth USD14.5 million based on the closing price of UGC common stock as reported on NASDAQ on December 15, 2003, in exchange for the cancellation of the claims of third-party noteholders.  UPC Telecom B.V. and Belmarken Holding B.V. will receive USD15.0 million in cash and 100% of the newly issued membership interests denominated as stock of the reorganized Company in exchange for the cancellation of their claims and will not receive any consideration for their existing equity interest in the Company.

UPC Polska intends to complete its restructuring by the end of the first quarter 2004.

UPC Polska LLC through its Polish subsidiaries, operates one of the largest cable systems in Poland with approximately 1,872,800 homes passed and approximately 1 million subscribers at the end of September 2003.  The Company is 100% owned by a subsidiary of UGC Europe, Inc., which is one of the leading broadband communications and entertainment companies in Europe.  Through its broadband networks, UGC Europe provides television, Internet access, telephony and programming services.  UGC Europe is a wholly owned subsidiary of UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

Website: www.upc-polska.com

NOTE: Except for historical information contained herein, this release may contain forward-looking statements (any statement other than those made solely with respect to historical fact) based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on a variety of assumptions that may not be realized and are subject to significant business, economic, judicial and competitive risks and uncertainties, including those set forth below, many of which are beyond the Company’s control. The Company’s actual operations, financial condition, cash flows or operating results may differ materially from those expressed or implied by any such forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions. These statements may be identified by the use of words like “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “pro forma,” “anticipates” and similar expressions. The Company undertakes no obligation to update or revise any such forward-looking statements.

The forward-looking statements and the Company’s liquidity, capital resources and results of operations are subject to a number of risks and uncertainties including, but not limited to, the following: the ability of the Company to restructure its outstanding indebtedness on a satisfactory and timely basis; the ability of the Company, UPC Polska Finance, Inc. (“Polska Finance”) and UnitedGlobalCom, Inc. (“UGC”)  to consummate the Second Amended Plan of Reorganization dated December 17, 2003 (the “Plan”) in connection with the Company’s petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”); the ramifications of the restructuring; risks associated with not completing the restructuring consistent with the Company’s, Polska Finance’s and UGC’s  timetable; risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan; the ability to fund, develop and execute the business plan of the Company and its subsidiaries (the “UPC Polska Group”); potential adverse developments with respect to the UPC Polska Group’s liquidity or results of operations; competitive pressures from other companies in the same or similar lines of business as the UPC Polska Group; economic conditions in Poland generally, as well as in the pay television business in Poland, including decreasing levels of disposable income per household and increasing rates of unemployment; risks associated with an amendment to copyright law in Poland which took effect on January 1, 2003; ongoing process of copyright law development in Poland; risks relating to future relations with the Polish national telephone company; risks related to lost revenues resulting from piracy; changes in laws and regulations affecting the UPC Polska Group, including those related to taxation; business changes, including pay television programming changes; foreign exchange rate fluctuations; future financial performance of the UPC Polska Group, including availability, terms and deployment of capital; the UPC Polska Group’s ability to comply with government regulations; the overall market acceptance of the UPC Polska Group’s products and services, including acceptance of the pricing of those products and services; the failure of Telewizyjna Korporacja Partycypacyjna S.A. (“TKP”) to satisfy contractual obligations owed to or on behalf of the UPC Polska Group arising out of the Company’s transaction with Canal+ S.A. and the UPC Polska Group’s limited ability to liquidate its investment in TKP; potential adverse publicity regarding the Company’s restructuring and its petition for relief under Chapter 11 of the Bankruptcy Code; and the other factors detailed from time to time in the Company’s filings with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release.

This press release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any securities of UPC Polska, or a solicitation of any votes in favor of the plan of reorganization, nor shall there be any exchange or sale of securities of UPC Polska or solicitation of votes in favor of the plan of reorganization in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.

For further information, please contact:

Claire Appleby	Bert Holtkamp
UGC Europe Investor Relations	UGC Europe Communications & PR
+ 44 (0) 207 838 2001	+ 31 (0) 20 778 9447
Email: ir@ugceurope.com	Email: corpcomms@ugceurope.com

NBS Public Relations
Marek Kuderski
+ 48 (0) 22 826 7418